UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 2, 2008

Adolor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30039	31-1429198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 22, 2008, the Board of Directors (the “Board”) of Adolor Corporation (the “Company”) approved a new employment arrangement with David Jackson, the Company’s Senior Vice President, Chief Medical Officer, pursuant to which Dr. Jackson will continue in a reduced role as the Company’s Corporate Medical Advisor but will no longer serve as a “named executive officer” of the Company as of the date that Dr. Eliseo Salinas begins employment with the Company as Senior Vice President Research and Development and Chief Medical Officer. Dr. Salinas began his employment with the Company on June 2, 2008.

(e) On June 4, 2008, the Company entered into an at will employment agreement with Dr. Jackson, which employment agreement supersedes the employment letter dated May 1, 2007 between the Company and Dr. Jackson. Pursuant to the terms of the employment agreement, Dr. Jackson is entitled to receive an annual base salary of $179,300.00 for a work commitment of twenty (20) hours per week effective July 1, 2008 through June 30, 2009. The Company will also pay the 2008 annual premium for the $600,000 term life insurance policy currently in effect. During his employment, Dr. Jackson is eligible to continue participating in the Company’s employee benefit programs for which he is eligible and his stock options will continue to vest in accordance with their respective vesting schedules. Due to his change in status, Dr. Jackson is not eligible for bonus payments under the Company’s Incentive Compensation Plan or benefits under the Company’s Executive Severance Pay Program.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement between the Company and David Jackson, dated June 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Martha E. Manning
Name:	Martha E. Manning
Title:	Senior Vice President, General Counsel and Secretary

Dated: June 5, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between the Company and David Jackson, dated June 4, 2008.